Exhibit 10.1

2013 PLAN AMENDMENT TO THE RAPTOR PHARMACEUTICAL CORP.
2010 STOCK INCENTIVE PLAN
Raptor Pharmaceutical Corp., a Delaware corporation (the "Company"), maintains the Raptor Pharmaceutical Corp. 2010 Stock Incentive Plan (the "Plan"), as adopted by the Board of Directors on February 2, 2010, and approved by the Company stockholders on March 9, 2010, and as subsequently amended by the Board of Directors on January 18, 2011 and approved by the Company stockholders on March 22, 2011.  This Amendment No. 2 to the Plan (the "Amendment") will be effective on June 4, 2013, subject to the approval of the Company's stockholders at the 2013 annual meeting of Company stockholders.
The purpose of this Amendment is to increase the number of shares available for issuance under the Plan.
1.            Section 3(a) of the Plan is hereby replaced and restated in its entirety as set forth below:

"(a) Generally.  Subject to Section 9 below, a total of 11,936,383 Shares shall be available for issuance under the Plan, which includes the 400,000 Shares that were available for issuance under the three plans identified in Section 1(d) as of February 1, 2010, all of which may be used for any form of Award under the Plan; provided, however that such aggregate number of Shares available for issuance under the Plan shall be reduced by 1.35 Shares for each Share delivered in settlement of any Restricted Share or RSU.  The Shares deliverable pursuant to Awards shall be authorized but unissued Shares, or Shares that the Company otherwise holds in treasury or in trust."

2.            Section 3(b) of the Plan is hereby replaced and restated in its entirety as set forth below:

"(b) Replenishment; Counting of Shares.  Any Shares reserved for Plan Awards will again be available for future Awards if the Shares for any reason will never be issued to a Participant or Beneficiary pursuant to an Award (for example, due to its settlement in cash rather than in Shares, or the Award's forfeiture, cancellation, expiration, or net settlement without the issuance of Shares).  To the extent that a Restricted Share or RSU is forfeited or expires or such Award is settled for cash (in whole or in part), as applicable, the Shares available under the Plan shall be increased by 1.35 Shares subject to such Restricted Share or RSU that is forfeited, expired or settled in cash, as applicable.  Further, and to the extent permitted under Applicable Law, the maximum number of Shares available for delivery under the Plan shall not be reduced by any Shares issued under the Plan through the settlement, assumption, or substitution of outstanding awards or obligations to grant future awards as a condition of the Company's or an Affiliate's acquiring another entity.  On the other hand, Shares that a Person owns and tenders in payment of all or part of the exercise price of an Award or in satisfaction of applicable Withholding Taxes or Shares purchased on the open market with the cash proceeds from the exercise of Options shall not increase the number of Shares available for future issuance under the Plan."

3.            Section 9(a) of the Plan is hereby replaced and restated in its entirety as set forth below:

"(a) Changes in Capitalization. The Committee shall equitably adjust the number of Shares covered by each outstanding Award, and the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation, forfeiture, or expiration of an Award, and the manner in which Shares subject to Restricted Shares or RSUs will be counted, as well as the exercise or other price per Share covered by each such outstanding Award to reflect any increase or decrease in the number of issued Shares resulting from a stock-split, reverse stock-split, stock dividend, combination, recapitalization, or reclassification of the Shares, merger, consolidation, change in form of organization, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company.  In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards such alternative consideration (including cash or securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced.  In any case, such substitution of cash or securities shall not require the consent of any Person who is granted Awards pursuant to the Plan.  Except as expressly provided herein, or in an Award Agreement, if the Company issues for consideration shares of stock of any class or securities convertible into shares of stock of any class, the issuance shall not affect, and no adjustment by reason thereof shall be required to be made with respect to, the number or price of Shares subject to any Award."

4.            Section 10 of the Plan is hereby replaced and restated in its entirety as set forth below:

"13.            Modification of Awards and Substitution of Options.  Within the limitations of the Plan, the Committee may modify an Award to accelerate the rate at which an Option may be exercised, to accelerate the vesting of any Award, to extend or renew outstanding Awards, to accept the cancellation of outstanding Awards to the extent not previously exercised, or to make any change that the Plan would permit for a new Award.  However, except in connection with a Change in Control or as approved by the Company's stockholders for any period during which it is subject to the reporting requirements of the Exchange Act, the Committee may not cancel an outstanding Option whose exercise price is greater than Fair Market Value at the time of cancellation for the purpose of reissuing the Option to the Participant at a lower exercise price or granting a replacement award of a different type, or in exchange for cash, or otherwise allowing for a "repricing" within the meaning of applicable federal securities laws.  Notwithstanding the foregoing, no modification of an outstanding Award may materially and adversely affect a Participant's rights thereunder unless either (i) the Participant provides written consent to the modification, or (ii) before a Change in Control, the Committee determines in good faith that the modification is not materially adverse to the Participant; provided, however, that no action pursuant to Section 9 shall be considered to materially or adversely affect Participant's rights.
5.            Except as set forth in this Amendment, all other Sections, terms and conditions of the Plan shall remain unchanged and in full force and effect.